Exhibit 5






                              EMPLOYMENT AGREEMENT


                   THIS AGREEMENT by and between [

                       ], a Wisconsin corporation (the "Company"), and

         James J. Howard (the "Executive"), dated as of the ___ day of

         _______, 199_.


                          W I T N E S S E T H  T H A T


                   WHEREAS, Northern States Power Company, a Minnesota

         corporation ("NSP") and Wisconsin Energy Corporation, a Wis-

         consin corporation ("WEC") have entered into an Agreement and

         Plan of Merger dated as of April 28, 1995 (the "Merger

         Agreement"), whereby the NSP and WEC organizations will

         merge, with the Company as the surviving parent; and


                   WHEREAS, NSP and WEC wish to provide for the or-

         derly succession of management of the Company following the

         Effective Time (as defined in the Merger Agreement); and


                   WHEREAS, NSP and WEC further wish to provide for

         the employment by the Company of the Executive, and the

         Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;


                   NOW, THEREFORE, it is hereby agreed as follows:


                   1.  Employment Period.  The Company shall employ

         the Executive, and the Executive shall serve the Company, on







         the terms and conditions set forth in this Agreement, for an initial period (the "Initial Period") and a further period

         (the "Secondary Period") (the Initial Period and the Second-

         ary Period are hereinafter referred to in the aggregate as the "Employment Period").  The Initial Period shall begin at the Effective Time (as defined in the Merger Agreement), and end on the later of (i) the date of the annual meeting of

         shareholders of the Company that occurs in 1998, and (ii) the last day of the sixteenth full month following the Effective

         Time.  The Secondary Period shall begin at the end of the

         Initial Period and end on the later of July 1, 2000 and the second anniversary of the last day of the Initial Period.


                   2.  Position and Duties.  (a)  During the Initial

         Period, the Executive shall serve as Chairman of the Board of

         Directors of the Company (the "Board") and Chief Executive

         Officer of the Company, and during the Secondary Period, the

         Executive shall serve as Chairman of the Board, in each case as an employee of the Company and with such duties and re-

         sponsibilities as are customarily assigned to such positions,

         and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the

         Board.  The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall pro-

         pose the Executive for re-election to the Board throughout the Employment Period.











                        (b)  During the Initial Period:  (i) as is

         customary, the Chief Operating Officer of the Company shall report to the Executive in his capacity as Chief Executive

         Officer; (ii) the subsidiary of the Company that provides

         administrative and other services to the Company's utility company subsidiaries (the "Service Company"), as well as the

         Company's subsidiary NRG Energy, Inc. ("NRG"), and their

         respective chief executive officers, shall report to the

         Executive; and (iii) the subsidiaries of the Company (other than the Service Company and NRG) that are operating

         companies, and their respective chief executive officers,

         shall report to the Chief Operating Officer of the Company.


                        (c)  During the Employment Period, and exclud-

         ing any periods of vacation and sick leave to which the

         Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the busi-

         ness and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best

         efforts to carry out such responsibilities faithfully and

         efficiently.  It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry,

         civic or charitable boards or committees, so long as such













         activities do not significantly interfere with the perfor-

         mance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.


                        (d)  The Executive's services shall be per-

         formed primarily at the Company's headquarters in Min-

         neapolis, Minnesota.


                   3.  Compensation.  (a)  Base Salary.  The Execu-

         tive's compensation during the Employment Period shall be de-

         termined by the Board upon the recommendation of the Compen-

         sation Committee of the Board, subject to the next sentence and Section 3(b).  During the Employment Period, the Execu-

         tive shall receive an annual base salary ("Annual Base Sal-

         ary") of not less than his annual base salary from NSP as in effect immediately before the Effective Time.  The Annual

         Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in

         effect from time to time.  During the Employment Period, the

         Annual Base Salary shall be reviewed for possible increase at least annually.  Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement.  The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary"

         shall thereafter refer to the Annual Base Salary as so in-

         creased.












                        (b)  Incentive Compensation.  During the Em-

         ployment Period, the Executive shall participate in short-

         term incentive compensation plans and long-term incentive

         compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive

         compensation (the "Incentive Compensation") at least equal to the amounts that he had the opportunity to earn under the

         comparable plans of NSP as in effect immediately before the

         Effective Time.


                        (c)  Other Benefits.  (i)  Supplemental Ex-

         ecutive Retirement Plan.  During the Employment Period, the

         Executive shall participate in a supplemental executive re-

         tirement plan ("SERP") such that the aggregate value of the retirement benefits that he and his spouse will receive at the end of the Employment Period under all defined benefit plans of the Company and its affiliates (whether qualified or not) will be not less than the aggregate value of the ben-

         efits he would have received had he continued, through the end of the Employment Period, to accrue the supplemental re-

         tirement benefits provided by the terms of his employment

         agreement with NSP as in effect immediately before the

         Effective Time], and to participate in the NSP Deferred











         Compensation Plan, the NSP Excess Benefit Plan, and the NSP

         Pension Plan, all as in effect immediately before the

         Effective Time; provided, that notwithstanding the terms of the foregoing agreement and plans, in determining benefits under the SERP, benefits pursuant to the foregoing plans

         shall be computed as if they were based upon the Executive's average compensation for the three consecutive years in which his compensation was the highest.  In addition, the SERP

         shall offer the Executive the option to receive his benefits thereunder in a single lump sum payment on terms and

         conditions no less favorable than those in effect with

         respect to the supplemental retirement benefits of Richard A.

         Abdoo pursuant to the letter agreement dated November 21,

         1994 regarding supplemental benefits from WEC to Richard A.

         Abdoo or otherwise, as in effect immediately before the

         Effective Time; provided, that such lump sum payment option shall be subject to the consent of the Board in its sole

         discretion.  Finally, if the Executive dies while employed,

         or deemed pursuant to paragraph (a) of Section 5 to be

         employed, by the Company, his surviving spouse (or, if he has no surviving spouse, his estate) shall be entitled to receive a SERP benefit equal in value to the SERP benefit that the

         Executive would have received under the SERP if he had

         retired (rather than died) on the date of his death and

         received a lump sum SERP benefit; provided, that in the case











         where the Executive has no surviving spouse, the benefit

         pursuant to this sentence shall be paid in a lump sum; and

         provided, further, that in the case where the Executive has a surviving spouse, the benefit pursuant to this sentence shall be paid in the form of a single life annuity for her life

         unless she elects a single lump sum payment and the Board, in its sole discretion, consents to the lump sum payment.  The

         Company shall maintain and fund one or more grantor trusts

         (the "Trusts"), or such other funding mechanism as may be

         satisfactory to the Executive, which shall comply with the following sentence and which shall at all times be adequate to provide for the payment of all benefits under the SERP to the Executive and his spouse, as well as any elective defer-

         rals of Annual Cash Incentives by the Executive (with such adequacy being determined by an independent consulting firm acceptable to the Executive, whose fees shall be paid by the

         Company).  The assets of the Trusts (if any) shall be subject to the claims of the Company's creditors, and the Trusts (if any) shall in all other respects be designed to prevent the

         Executive and his spouse from being taxed on the assets or income thereof, except as and when such assets or income are paid to them.

















                             (ii)  During the Employment Period, the

         Company shall provide the Executive with life insurance cov-

         erage (the "Life Insurance Coverage") providing a death ben-

         efit to such beneficiary or beneficiaries as the Executive may designate of not less than three times his Annual Base

         Salary.  Following the Employment Period, the Company shall provide the Executive with a life insurance benefit at least equal to the benefit that would have been provided to the

         Executive after termination of employment under the Northern

         States Power Company Officer Survivor Benefit Plan as in

         effect immediately before the Effective Time.


                             (iii)  In addition, and without limiting

         the generality of the foregoing, during the Employment Period and thereafter:  (A) the Executive shall be entitled to

         participate in all applicable incentive, savings and

         retirement plans, practices, policies and programs of the

         Company to the same extent as other senior executives (or,

         where applicable, retired senior executives) of the Company;

         and (B) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and

         shall receive all benefits under, all applicable welfare

         benefit plans, practices, policies and programs provided by the Company, other than severance plans, practices, policies and programs but including, without limitation, medical, pre-

         scription, dental, disability, salary continuance, employee










         life insurance, group life insurance, accidental death and travel accident insurance plans and programs, to the same

         extent as other senior executives (or, where applicable,

         retired senior executives) of the Company.


                        (d)  Fringe Benefits.  During the Employment

         Period, the Executive shall be entitled to receive fringe

         benefits on the same terms and conditions as he received such fringe benefits from NSP immediately before the Effective

         Time or, if more favorable, the terms and conditions that

         fringe benefits were available to Richard A. Abdoo from WEC immediately before the Effective Time.


                   4.  Termination of Employment.  (a)  Death or Dis-

         ability.  The Executive's employment shall terminate auto-

         matically upon the Executive's death during the Employment

         Period.  The Company shall be entitled to terminate the Exe-

         cutive's employment because of the Executive's Disability

         during the Employment Period.  "Disability" means that

         (i) the Executive has been unable, for a period of 180 con-

         secutive business days, to perform the Executive's duties

         under this Agreement, as a result of physical or mental ill-

         ness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the

         Executive's legal representative, has determined that the

         Executive's incapacity is total and permanent.  A termination











         of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such no-

         tice by the Executive (the "Disability Effective Date"), un-

         less the Executive returns to full-time performance of the

         Executive's duties before the Disability Effective Date.


                        (b)  By the Company.  (i)  The Company may

         terminate the Executive's employment during the Employment

         Period for Cause or without Cause.  "Cause" means:


                        A. the willful and continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of the Company delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substan-tially performed the Executive's duties; or

                        B.   illegal conduct or gross misconduct by
                   the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.


         No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable

         belief that the Executive's action or omission was in the

         best interests of the Company.  Any act or failure to act

         that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the











         Company, shall be conclusively presumed to be done, or omit-

         ted to be done, by the Executive in good faith and in the

         best interests of the Company.


                             (ii)  A termination of the Executive's

         employment for Cause shall be effected in accordance with the following procedures.  The Company shall give the Executive written notice ("Notice of Termination for Cause") of its

         intention to terminate the Executive's employment for Cause,

         setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies,

         and stating the date, time and place of the Special Board

         Meeting for Cause.  The "Special Board Meeting for Cause"

         means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for

         Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the Notice of Termination for Cause.  The Executive shall be given an opportunity, together with counsel, to be heard at the

         Special Board Meeting for Cause.  The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of a majority of the entire membership of the Board,

         excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct










         described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.


                             (iii)  A termination of the Executive's

         employment without Cause shall be effected in accordance with the following procedures.  The Company shall give the

         Executive written notice ("Notice of Termination without

         Cause") of its intention to terminate the Executive's

         employment without Cause, stating the date, time and place of the Special Board Meeting without Cause.  The "Special Board

         Meeting without Cause" means a meeting of the Board called and held specifically for the purpose of considering the

         Executive's termination without Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the Notice of Termination without

         Cause.  The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting

         without Cause.  The Executive's termination without Cause

         shall be effective when and if a resolution is duly adopted at the Special Board Meeting without Cause by affirmative

         vote of a majority of the entire membership of the Board,

         excluding employee directors, stating that the Executive is terminated without Cause.
















                        (c)  Good Reason.  (i)  The Executive may

         terminate employment for Good Reason or without Good Reason.

         "Good Reason" means:


                        A.   the assignment to the Executive of any
                   duties inconsistent in any respect with paragraph
                   (a) of Section 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive's position, authority, duties or responsibilities, other than an isolated, insub-stantial and inadvertent action that is not taken in bad faith and is remedied by the Company promp-tly after receipt of notice thereof from the Ex-ecutive;

                        B. any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is rem-edied by the Company promptly after receipt of no-tice thereof from the Executive;

                        C.   any requirement by the Company that the
                   Executive's services be rendered primarily at a location or locations other than that provided for in paragraph (d) of Section 2 of this Agreement;

                        D. any purported termination of the Execut-ive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

                        E. any failure by the Company to comply with paragraph (c) of Section 11 of this Agreement; or

                        F.   any other substantial breach of this
                   Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.


                             (ii)  A termination of employment by the

         Executive for Good Reason shall be effectuated by giving the













         Company written notice ("Notice of Termination for Good Rea-

         son") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good

         Reason and the specific provision(s) of this Agreement on

         which the Executive relies.  A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termina-

         tion for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30

         days after the notice is given).


                             (iii)  A termination of the Executive's

         employment by the Executive without Good Reason shall be ef-

         fected by giving the Company written notice of the termi-

         nation.


                        (d)  No Waiver.  The failure to set forth any

         fact or circumstance in a Notice of Termination for Cause, a

         Notice of Termination without Cause or a Notice of

         Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an

         attempt to enforce any right under or provision of this

         Agreement.















                        (e)  Date of Termination.  The "Date of Ter-

         mination" means the date of the Executive's death, the Dis-

         ability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or

         without Cause or by the Executive for Good Reason is

         effective, or the date on which the Executive gives the

         Company notice of a termination of employment without Good

         Reason, as the case may be.


                   5.  Obligations of the Company upon Termination.

         (a)  By the Company Other Than for Cause or Disability; By

         the Executive for Good Reason.  If, during the Employment

         Period, the Company terminates the Executive's employment,

         other than for Cause or Disability, or the Executive termi-

         nates employment for Good Reason, the Company shall continue to provide the Executive with the compensation and benefits set forth in paragraphs (a), (b) and (c) of Section 3 as if he had remained employed by the Company pursuant to this

         Agreement through the end of the Employment Period and then retire (at which time he will be treated as eligible for all retiree welfare benefits and other benefits provided to

         retired senior executives, as set forth in Section 3(c)(ii)

         and (iii)); provided, that the Incentive Compensation for

         such period shall be equal to the maximum Incentive

         Compensation that the Executive would have been eligible to earn for such period; provided, further, that in lieu of










         stock options, restricted stock and other stock-based awards,

         the Executive shall be paid cash equal to the fair market

         value (without regard to any restrictions) of the stock

         options, restricted stock and other stock-based awards that would otherwise have been granted; provided, further, that to the extent any benefits described in paragraph (c) of Section

         3 cannot be provided pursuant to the plan or program main-

         tained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no

         additional cost (including without limitation tax cost) to the Executive and his family; and provided, finally, that

         during any period when the Executive is eligible to receive benefits of the type described in clause (B) of paragraph

         (c)(iii) of Section 3 under another employer-provided plan,

         the benefits provided by the Company under this paragraph (a)

         of Section 5 may be made secondary to those provided under such other plan.  In addition to the foregoing, any re-

         stricted stock outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termination of the Executive's employment.  The payments and benefits provided pursuant to this paragraph (a) of













         Section 5 are intended as liquidated damages for a termi-

         nation of the Executive's employment by the Company other

         than for Cause or Disability or for the actions of the Com-

         pany leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.


                        (b)  Death or Disability.  If the Executive's

         employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's

         death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within 30 days after the Date of Termination, the sum of the following

         amounts (the "Accrued Obligations"):  (1) any portion of the

         Executive's Annual Base Salary through the Date of Termina-

         tion that has not yet been paid; (2) an amount representing the Incentive Compensation for the period that includes the

         Date of Termination, computed by assuming that the amount of all such Incentive Compensation would be equal to the maximum amount of such Incentive Compensation that the Executive

         would have been eligible to earn for such period, and

         multiplying that amount by a fraction, the numerator of which is the number of days in such period through the Date of

         Termination, and the denominator of which is the total number










         of days in the relevant period; (3) any compensation previ-

         ously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and

         (4) any accrued but unpaid Incentive Compensation and vaca-

         tion pay; and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.


                        (c)  By the Company for Cause; By the Execu-

         tive Other than for Good Reason.  If the Executive's employ-

         ment is terminated by the Company for Cause during the Em-

         ployment Period, the Company shall pay the Executive the An-

         nual Base Salary through the Date of Termination and the

         amount of any compensation previously deferred by the Execu-

         tive (together with any accrued interest or earnings there-

         on), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement, ex-

         cept as specified in Section 6 below.  If the Executive vol-

         untarily terminates employment during the Employment Period,

         other than for Good Reason, the Company shall pay the Accrued

         Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as spec-

         ified in Section 6 below.


                   6.  Non-exclusivity of Rights.  Nothing in this

         Agreement shall prevent or limit the Executive's continuing











         or future participation in any plan, program, policy or prac-

         tice provided by the Company or any of its affiliated compa-

         nies for which the Executive may qualify, nor, subject to

         paragraph (f) of Section 12, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Vested benefits and other

         amounts that the Executive is otherwise entitled to receive under the Incentive Compensation, the SERP, the Life

         Insurance Coverage, or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Ter-

         mination shall be payable in accordance with the terms of

         each such plan, policy, practice, program, contract or agree-

         ment, as the case may be, except as explicitly modified by this Agreement.


                   7.  Full Settlement.  The Company's obligation to

         make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the

         Executive or others.  In no event shall the Executive be ob-

         ligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive

         under any of the provisions of this Agreement and, except as










         specifically provided in paragraph (a) of Section 5 with re-

         spect to benefits described in clause (B) of paragraph

         (c)(iii) of Section 3, such amounts shall not be reduced, re-

         gardless of whether the Executive obtains other employment.


                   8.  Confidential Information.  The Executive shall

         hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data

         relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge

         (other than as a result of the Executive's violation of this

         Section 8) ("Confidential Information").  The Executive shall not communicate, divulge or disseminate Confidential Informa-

         tion at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

         In no event shall any asserted violation of the provisions of this Section 8 constitute a basis for deferring or withhold-

         ing any amounts otherwise payable to the Executive under this

         Agreement.


















                   9.  Certain Additional Payments by the Company.

         (a)  Anything in this Agreement to the contrary notwith-

         standing, in the event it shall be determined that any pay-

         ment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or

         distributable pursuant to the terms of this Agreement or

         otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the

         Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with re-

         spect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively

         referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Pay-

         ment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed

         with respect to such taxes), including, without limitation,

         any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up

         Payment, the Executive retains an amount of the Gross-Up

         Payment equal to the Excise Tax imposed upon the Payments.


                        (b)  Subject to the provisions of paragraph

         (c) of this Section 9, all determinations required to be made under this Section 9, including whether and when a Gross-Up










         Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such de-

         termination, shall be made by a certified public accounting firm designated by the Executive (the "Accounting Firm"),

         which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a

         Payment, or such earlier time as is requested by the Company.

         In the event that the Accounting Firm is serving as accoun-

         tant or auditor for the individual, entity or group effecting the change of control, the Executive shall appoint another nationally recognized accounting firm to make the determina-

         tions required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the

         Company.  Any Gross-Up Payment, as determined pursuant to

         this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's de-

         termination.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the

         Code at the time of the initial determination by the Ac-

         counting Firm hereunder, it is possible that Gross-Up Pay-

         ments which will not have been made by the Company should













         have been made ("Underpayment"), consistent with the calcula-

         tions required to be made hereunder.  In the event that the

         Company exhausts its remedies pursuant to paragraph (c) of this Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Com-

         pany to or for the benefit of the Executive.


                        (c)  The Executive shall notify the Company in

         writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the

         Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the

         Executive is informed in writing of such claim and shall ap-

         prise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive

         shall not pay such claim prior to the expiration of the

         30-day period following the date on which it gives such no-

         tice to the Company (or such shorter period ending on the

         date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:


                  (i) give the Company any information reasonably requested by the Company relating to such claim,










                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limita-tion, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in
              order effectively to contest such claim, and

                  (iv) permit the Company to participate in any pro-ceedings relating to such claim;


         provided, however, that the Company shall bear and pay di-

         rectly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an afte-

         r-tax basis, for any Excise Tax or income tax (including in-

         terest and penalties with respect thereto) imposed as a re-

         sult of such representation and payment of costs and ex-

         penses.  Without limitation on the foregoing provisions of this paragraph (c) of Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administra-

         tive appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its

         sole option, either direct the Executive to pay the tax

         claimed and sue for a refund or contest the claim in any

         permissible manner, and the Executive agrees to prosecute

         such contest to a determination before any administrative

         tribunal, in a court of initial jurisdiction and in one or











         more appellate courts, as the Company shall determine; pro-

         vided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall ad-

         vance the amount of such payment to the Executive, on an

         interest-free basis and shall indemnify and hold the Execu-

         tive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect

         thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and pro-

         vided, further, that any extension of the statute of limita-

         tions relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

         Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be enti-

         tled to settle or contest, as the case may be, any other is-

         sue raised by the Internal Revenue Service or any other tax-

         ing authority.


                        (d)  If, after the receipt by the Executive of

         an amount advanced by the Company pursuant to paragraph (c)

         of this Section 9, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall

         (subject to the Company's complying with the requirements of paragraph (c) of this Section 9) promptly pay to the Company










         the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the

         Company pursuant to paragraph (c) of this Section 9, a de-

         termination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days af-

         ter such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of

         Gross-Up Payment required to be paid.


                   10.  Attorneys' Fees.  The Company agrees to pay,

         as incurred, to the fullest extent permitted by law, all le-

         gal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the

         Company, the Executive or others of the validity or enforce-

         ability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.


                   11.  Successors.  (a)  This Agreement is personal

         to the Executive and, without the prior written consent of













         the Company, shall not be assignable by the Executive other-

         wise than by will or the laws of descent and distribution.

         This Agreement shall inure to the benefit of and be enforce-

         able by the Executive's legal representatives.


                        (b)  This Agreement shall inure to the benefit

         of and be binding upon the Company and its successors and as-

         signs.


                        (c)  The Company shall require any successor

         (whether direct or indirect, by purchase, merger, consolida-

         tion or otherwise) to all or substantially all of the busi-

         ness and/or assets of the Company expressly to assume and

         agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to

         perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean both the Company as de-

         fined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.


                   12.  Miscellaneous.  (a)  This Agreement shall be

         governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflict of laws.  The captions of this Agreement are not

         part of the provisions hereof and shall have no force or ef-

         fect.  This Agreement may not be amended or modified except












         by a written agreement executed by the parties hereto or

         their respective successors and legal representatives.


                        (b)  All notices and other communications un-

         der this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certi-

         fied mail, return receipt requested, postage prepaid, ad-

         dressed as follows:


                   If to the Executive:






                   If to the Company:





                        Attention:  General Counsel


         or to such other address as either party furnishes to the

         other in writing in accordance with this paragraph (b) of

         Section 12.  Notices and communications shall be effective when actually received by the addressee.


                        (c)  The invalidity or unenforceability of any

         provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or un-

         enforceable in part, the remaining portion of such provision,










         together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.


                        (d)  Notwithstanding any other provision of

         this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.


                        (e)  The Executive's or the Company's failure

         to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employ-

         ment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right

         under this Agreement.


                        (f)  The Executive and the Company acknowledge

         that this Agreement supersedes any other agreement between them concerning the subject matter hereof.


                        (g)  The rights and benefits of the Executive

         under this Agreement may not be anticipated, assigned, alien-

         ated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by











         law.  Any attempt by the Executive to anticipate, alienate,

         assign, sell, transfer, pledge, encumber or charge the same shall be void.  Payments hereunder shall not be considered assets of the Executive in the event of insolvency or

         bankruptcy.


                        (h)  This Agreement may be executed in several

         counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same in-

         strument.


                   IN WITNESS WHEREOF, the Executive has hereunto set

         the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.





                                               James J. Howard



                                       [COMPANY]



                                       By










                                      -30-